EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Charlie’s Holdings, Inc. of our report dated April 12, 2022 relating to the consolidated financial statements of Charlie’s Holdings, Inc. appearing in the Annual Report on Form 10-K of Charlie’s Holdings, Inc. for the year ended December 31, 2021.

/s/ Baker Tilly US, LLP

Irvine, California

December 22, 2022